Amendment #2
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE May 1, 2008
Between
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE COMPANY)
And
SCOR GLOBAL LIFE U.S. RE INSURANCE COMPANY
(THE REINSURER)

THE COMPANY and THE REINSURER have, by their respective officers, agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of July 13, 2009.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	The PREAMBLE shall be replaced by the following:

Pruco Life Insurance Company issues policies known as PruLife Custom Premier II (“VUL II”) and VUL Protector and reinsure this business with THE COMPANY.  Pramerica of Bermuda Life Assurance Company, Ltd. issues policies know as Private Placement Variable Universal Life (“PPVUL”) and reinsures this business with THE COMPANY. Collectively, these two companies are known as “THE ISSUING COMPANIES.”  THE ISSUING COMPANIES reinsure the business with THE COMPANY.  THE COMPANY reinsures certain VUL II, VUL Protector, and PPVUL policies with THE REINSURER as shown in Schedule A.

3.	SCHEDULE A, Section 1, POLICIES REINSURED, shall be replaced by the following:

POLICIES REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Custom Premier II (May 2008 revision) (“VUL II”) – (Form Number VUL-2008 and all state variations)
•	Private Placement Variable Universal Life (“PPVUL”) – (Form Number PPVUL-2008)
•	Private Placement Variable Universal Life (January 2009 revision) (“PPVUL”) – (Form Number PPVUL-2008)
•	VUL Protector – (Form Number VULNT-2009)

Excluded from reinsurance under this Agreement are the Accidental Death Benefits, Enhanced Disability Benefit, and Enhanced Cash Value (available on VUL Protector only) included in the above-reinsured policies.  Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder.  Included under this Agreement is the Living Needs Benefit rider offered on VUL II and VUL Protector policies.  Living Needs Benefit is not available on PPVUL policies.

YRT-VUL 2008/PPVUL -2008-SGL(US)-PICA-2

4.	SCHEDULE A, Section 2, AUTOMATIC PORTION REINSURED, shall be replaced by the following:

AUTOMATIC PORTION REINSURED:

VUL II and VUL Protector

THE REINSURER will automatically reinsure under this Agreement, an amount equal to 10% of the net amount at risk related to the face amount of insurance that is in excess of $500,000, up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below.

PPVUL

THE REINSURER will automatically reinsure under this Agreement, an amount equal to 10% of the net amount at risk related to the face amount of insurance that is in excess of $1,000,000, up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below.

5.	SCHEDULE A, Section 5, AUTOMATIC ACCEPTANCE LIMIT, shall be replaced by the following:

Automatic Issue Limits

For any policy to be reinsured under automatic reinsurance, the maximum face amount will not exceed $65 million.  Automatic Issue Limits may vary based on issue age and substandard rating.

First Layer Amount

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables.  First Layer amounts do not vary by smoker status:

US/Canadian Residents

redacted

Non US/Canadian Residents

redacted

Automatic Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life will not exceed the amounts in the following tables:

VUL II and VUL Protector

US/Canadian Residents

redacted

Non-US/Canadian Residents

redacted

PPVUL

US/Canadian Residents

redacted

Non-US/Canadian Residents

redacted

6.	SCHEDULE B, Section 1, STANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

STANDARD ANNUAL REINSURANCE PREMIUMS

The standard annual reinsurance premiums per $1,000 of net amount at risk for all cessions of automatic and facultative reinsurance will be the product of the factors below and the rates in the reference table attached to this Schedule B.  The reference table is the sex and smoker distinct, 2001 Valuation Basic Table (June 14, 2001 version).

VUL II

redacted

VUL Protector

redacted

YRT-VUL 2008/PPVUL -2008-SGL(US)-PICA-2

PPVUL

redacted

Note that the above rating classes for VUL II, VUL Protector, and PPVUL do not necessarily coincide.

7.	SCHEDULE B, Section 2, SUBSTANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

The substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker).  For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years.  After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class.

VUL II and VUL Protector

The factor is a product of the 89% substandard adjustment percentage and the substandard mortality multiple for the rating class.  Note that this is the total premium per $1000, including both the base and substandard extra premium rates.

The factors are as follows:

redacted

PPVUL

The factor is a product of the 89% substandard adjustment percentage and the substandard mortality multiple for the rating class.  Note that this is the total premium per $1000, including both the base and substandard extra premium rates.

YRT-VUL 2008/PPVUL -2008-SGL(US)-PICA-2

The factors are as follows:

redacted

8.	SCHEDULE B, Section 5, AGE BASIS, shall be replaced by the following:

AGE BASIS

•	VUL - Age Last Birthday
•	VUL Protector - Age Last Birthday
•	PPVUL - Age Nearest Birthday

YRT-VUL 2008/PPVUL -2008-SGL(US)-PICA-2

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, on the dates indicated below.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	SCOR GLOBAL LIFE U.S. RE INSURANCE COMPANY

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

YRT-VUL 2008/PPVUL -2008-SGL(US)-PICA-2